BRESSLER, AMERY & ROSS
                           17 State Street
                          New York, NY 10004
                        212-425-9300 (phone)
                          212-425-9337 (fax)


                                   March 19, 1996

MicroENERGY, Inc.
350 Randy Road
Carol Stream, IL 60188

Gentlemen:

          We have acted as counsel for MicroENERGY, Inc., a Delaware corporation (the "Company") in connection with the registration
statement on Form SB-2 (No. 33-     ) filed by the Company under the
Securities Act of 1933 with respect to the offering of 430,000 shares of Series A Preferred Stock, $.01 par value, and 215,000 Class A Preferred Stock Purchase Warrants, all being issued and sold by the Company as set forth in the Registration Statement.

          We have examined such documents, records and other instruments that we deemed necessary as a basis for the opinion set forth below. In rendering this opinion letter, we have assumed that factual statements and information contained in the Registration Statement and other documents, records and instruments supplied to us are correct.

          Based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") Rulings and the relevant case law, as of the date hereof, and on the facts and assumptions set forth above, and the documents, records and other instruments we have reviewed, the information in the prospectus forming a part of the Registration Statement (the "Prospectus"), under the caption "Certain Federal Income Tax Considerations to Investors", represents our opinion of the material federal income tax consequences of acquiring, holding and disposing of the securities being offered, based on the law as it exists on the date hereof.

          This opinion letter is based upon our analysis of the code, the Treasury Regulations, IRS Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion letter.

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          We hereby consent to the filing of this opinion letter as a exhibit to the Registration Statement and to the reference to us under the caption "Certain Federal Income Tax consequences to Investors" in the Prospectus.

                                   Very truly yours,

                                   BRESSLER, AMERY & ROSS



                                   By:/s/
                                          A Member of the Firm

RB/rk
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